Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-174787 on Form S-1 of our reports dated February 20, 2012, relating to the consolidated financial statements of Energy Future Intermediate Holding Company LLC and subsidiaries (“EFIH”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to EFIH’s investments in debt securities of related parties, guarantees of Energy Future Holdings Corp. debt securities, and primary liquidity needs being sourced from interest and principal payments on EFIH’s investments in Energy Future Holdings Corp. and Texas Competitive Electric Holdings Company LLC debt securities and distributions from Oncor Electric Delivery Holdings Company LLC, all of which are related party transactions) and the effectiveness of EFIH’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Energy Future Intermediate Holding Company LLC for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 27, 2012